Exhibit 99.1

Xencor Reports First Quarter 2016 Financial Results

Monrovia, CA — May 2, 2016 — Xencor, Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer, today reported financial results for the first quarter ended March 31, 2016 and provided a review of pipeline and corporate highlights.

“During the quarter we initiated Phase 2 trials with XmAb®5871 in both IgG4-Related Disease (IgG4-RD) and systemic lupus erythematosus (SLE), two diseases with high unmet need and a strong rationale for B-cell inhibition,” said Bassil Dahiyat, Ph.D., President and Chief Executive Officer of Xencor. “We also continued to advance our broad pipeline of wholly-owned and partnered programs. We remain on track to report the full results from our Phase 1a trial of XmAb®7195 in the coming months and to initiate four additional clinical trials in 2016, including human trials evaluating our initial bispecific oncology product candidates, XmAb®14045 for acute myeloid leukemia and XmAb®13676 for B-cell malignances.”

Pipeline Highlights:

XmAb5871: A first-in-class monoclonal antibody that targets CD19 with its variable domain and that uses Xencor’s proprietary XmAb immune inhibitor Fc domain to target FcgRIIb, a receptor that inhibits B-cell function. In March 2016, Xencor initiated a Phase 2 clinical study for the treatment of IgG4-Related Disease (IgG4-RD) and a Phase 2 clinical study for the treatment of systemic lupus erythematosus (SLE).

•                  Initiation of Phase 1 trial with a subcutaneous formulation expected in 2016

•                  Initial data from IgG4-RD Phase 2 trial expected in 1H 2017

•                  Initial data from subcutaneous formulation Phase 1 trial expected in 2017

•                  Initial data from SLE Phase 2 trial expected in 2018

The primary objective of the Phase 2, open-label, pilot study of XmAb5871 in patients with IgG4-RD is to evaluate the effect of every other week intravenous (IV) administration of XmAb5871 on the IgG4-RD Responder Index in patients with active IgG4-RD. Secondary and exploratory objectives are to determine the safety and tolerability profile, to characterize the pharmacokinetics and pharmacodynamics and to characterize immunogenicity of every other week IV administration of XmAb5871 in patients with IgG4-RD. The trial will enroll approximately 15 subjects for up to 24 weeks of treatment.

The primary endpoint for the Phase 2 randomized, double-blind, placebo-controlled study of XmAb5871 in patients with SLE is maintenance of disease activity improvement achieved by a brief course of disease-suppressing IM steroid therapy. Secondary and exploratory endpoints are to evaluate the time to loss of SLE disease activity improvement, to determine the safety and tolerability profile, to characterize the pharmacokinetics and pharmacodynamics, and to characterize immunogenicity of every other week IV administration of XmAb5871 in patients with SLE. The trial will enroll approximately 90 subjects for up to 24 weeks of treatment.

XmAb7195: A first in class monoclonal antibody that targets IgE with its variable domain and uses Xencor’s XmAb immune inhibitor Fc domain to target FcgRIIb, resulting in three distinct mechanisms of action for reducing IgE levels. XmAb7195 is being developed for the treatment of severe asthma and allergic diseases.

•                  Full results from Phase 1a trial expected in 2Q 2016

•                  Initiation of Phase 1 trial with a subcutaneous formulation expected in 2016

•                  Initial data from subcutaneous formulation Phase 1 trial expected in 1H 2017

In 2015, Xencor announced interim data from Part 1 of this trial, which showed a rapid reduction of free IgE levels to below the limit of detection in 90% of treated subjects, including those treated at the lowest dose evaluated of 0.3 mg/kg, with parallel reductions in total IgE. A dose limiting toxicity of transient, asymptomatic thrombocytopenia was observed at the 3.0 mg/kg dose. Moderate urticaria was also reported in some treated subjects with an apparent correlation of dose with frequency of occurrence. The Phase 1 trial with a subcutaneous formulation in healthy volunteers will evaluate safety, tolerability and immunogenicity, and will measure IgE levels.

Internal Bispecific Oncology Pipeline: Xencor’s initial bispecific programs are tumor-targeted antibodies that contain both a tumor antigen binding domain and a cytotoxic T-cell binding domain (CD3). These bispecific antibodies activate T cells for highly potent and targeted killing of malignant cells. Their XmAb Fc domains confer long circulating half-lives, stability and ease of manufacture.

•                  Initiate clinical trial for XmAb14045 in 2016

•                  Initiate clinical trial for XmAb13676 in 2016

•                  Initial data for XmAb14045 expected in 2017

•                  Begin clinical trials for additional bispecific oncology candidates in 2017

Xencor plans to initiate clinical trials for its first two bispecific oncology candidates, XmAb14045, for the treatment of acute myeloid leukemia (AML), and XmAb13676, for the treatment of B-cell malignancies, in 2016. Xencor has multiple additional bispecific oncology candidates, both tumor targeting bispecifics and dual T-cell checkpoint inhibitor bispecifics in pre-clinical development.

Partnered XmAb Programs: Xencor’s partners currently have seven programs in clinical testing that were either discovered at Xencor or that rely on Xencor’s proprietary XmAb® technology.

In January 2016, Xencor announced that the National Institutes of Health (NIH) initiated a Phase 1 clinical trial of VRC01LS, a therapeutic antibody for the treatment of HIV that uses Xencor’s Xtend antibody half-life extension technology.

MorphoSys announced that in 2017 it plans to begin a Phase 3 clinical trial of XmAb5574/MOR208 in diffuse large B-cell lymphoma (DLBCL).

First Quarter Ended March 31, 2016 Financial Results

Cash, cash equivalents and marketable securities totaled $178.7 million as of March 31, 2016, compared to $193.3 million on December 31, 2015. The decrease reflects net spending on operations in the first quarter of 2016.

Revenues for the first quarter ended March 31, 2016 were $7.3 million, compared to $1.5 million in the same period of 2015. Increased revenue for the first quarter of 2016 over revenue for the same period in 2015 is primarily the result of revenue recognized under our 2015 Amgen collaboration.

Research and development expenditures for the first quarter ended March 31, 2016 were $10.0 million, compared to $5.2 million for the same period in 2015. Increased research and development spending in the first quarter of 2016 over the same period in 2015 reflects additional spending on our XmAb5871 clinical programs and our initial bispecific development candidates, XmAb14045 and XmAb13676.

General and administrative expenses in the first quarter ended March 31, 2016 were $4.0 million compared to $2.8 million for the same period in 2015. Increased spending on general and administration in the first quarter of 2016 over the comparable period in 2015 reflects additional spending on professional fees including legal fees.

Non-cash, share based compensation expense for the first quarter ended March 31, 2016 was $2.0 million, compared to $1.1 million for same period in 2015.

Net loss for the first quarter ended March 31, 2016 was $6.40 million, or $(0.16) on a fully diluted per share basis, compared to a net loss of $6.44 million, or $(0.19) on a fully diluted per share basis, for the same period in 2015. Increased revenue in the first quarter of 2016 over the same period of 2015 was offset by increased expenditures of a similar amount such that the net loss for both periods is comparable. The lower loss per share amount in the first quarter of 2016 over the amount reported in the first quarter 2015 reflects the additional shares outstanding at the end of the first quarter of 2016.

The weighted-average shares outstanding used to compute loss per share was 40,626,729 for the quarter ended March 31, 2016, compared to 34,297,782 for the quarter ended March 31, 2015.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations through 2019.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these first quarter 2016 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or (224) 357-2393 for international callers, and referencing conference ID number: 90423945. A live webcast of the conference call will be available online from the investor relations section of the company website at www.xencor.com. The webcast will be archived on the company website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer. Currently, nine candidates that have been engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internally-discovered programs include: XmAb5871 in Phase 2 development for the treatment of IgG4-Related Disease, and also for the treatment of Systemic Lupus Erythematosus; XmAb7195 in Phase 1a development for the treatment of asthma and allergic diseases; and XmAb5574/MOR208 which has been licensed to Morphosys AG and is in Phase 2 clinical trials for the treatment of chronic lymphocytic leukemia and non-Hodgkin lymphoma. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Amgen, Merck, Janssen R&D LLC, Alexion, Novo Nordisk and Boehringer Ingelheim. For more information, please visit www.xencor.com.

Forward Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including the quotation from our President and CEO and any expectations relating to our business, research and development programs, partnering efforts or our capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. Readers are cautioned not to place undue reliance on such statements and Xencor disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Communications Contact:
Investor Contact:	Jason I. Spark
John Kuch, Vice President Finance, Xencor	Canale Communications for Xencor
Tel: 626-737-8013	Tel: 619-849-6005
jkuch@xencor.com	jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$8,150	$12,590
Short-term marketable securities	84,209	83,840
Accounts receivable	649	44
Prepaid expenses and other current assets	1,843	1,201
Total current assets	94,851	97,675

Property and equipment, net	2,510	2,310
Long-term marketable securities	86,357	96,891
Intangible assets, net	10,140	9,971
Other assets	103	63

Total assets	$193,961	$206,910

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$6,795	$10,142
Current portion of deferred revenue	27,460	33,287
Total current liabilities	34,255	43,429

Deferred rent, less current portion	476	507
Deferred revenue, less current portion	417	542
Total liabilities	35,148	44,478

Stockholders’ equity	158,813	162,432

Total liabilities and stockholders’ equity	$193,961	$206,910

Xencor Inc.

Condensed Statements of Comprehensive Loss

(in thousands, except share and per share data)

	Three months ended March 31,
	2016	2015
	(Unaudited)	(Unaudited)

Revenues	$7,252	$1,491

Operating expenses:
Research and development	10,035	5,205
General and administrative	3,950	2,764
Total operating expenses	13,985	7,969

Loss from operations	(6,733)	(6,478)

Other income, net	335	34

Net loss	(6,398)	(6,444)
Other comprehensive income (loss)
Net unrealized gain (loss) on marketable securities	619	(35)
Comprehensive loss	$(5,779)	$(6,479)

Basic and diluted net loss per common share	$(0.16)	$(0.19)
Basic and diluted weighted average number of common shares	40,626,729	34,297,782